EXHIBIT 99

FOR IMMEDIATE RELEASE

March 28, 1997

     Kiddie Academy International, Inc. (the "Company") announced today that that the Company has been informed by a Nasdaq Listing Qualifications Panel (the "Panel") that the Panel has determined to delist the Company's common stock and warrants from The Nasdaq SmallCap Market SM effective March 31, 1997 because the Company was not in compliance with NASD Marketplace Rule 4310(c)(3) requiring companies listed on The Nasdaq SmallCap MarketSM to maintain capital and surplus of at least $1,000,000 in order to qualify for continued listing. Therefore, effective March 31, 1997, the Company's common stock and warrants are to be delisted from The Nasdaq SmallCap MarketSM. The Company intends to appeal the Panel's decision to the Nasdaq Listing and Hearing Review Committee, although there can be no assurance that such an appeal will be successful.

When the Company's common stock and warrants are delisted, trading of such securities may be conducted on the OTC Bulletin Board or in the over-the-counter market in what is commonly referred to as the "pink sheets." The Company's common stock and warrants are also currently being traded on The Boston Stock Exchange.

The Company also announced that it had retained Barington Capital Group, L.P. to assist it in connection with a possible financing. There can be no assurance as to the timing or success of any such financing. The Company is also investigating and evaluating various other cost saving measures, including further reductions in operating expenses and the selling or closing of certain unprofitable centers.

The Company operates and franchises educational-based child care centers under the name Kiddie Academy Child Care Learning Centers. The Company also operates a wholesales and retail school supply and equipment distribution business under the name of Kid's Craft. The Kiddie Academy system currently consists of 20 open Company-owned centers and 35 open franchise centers.


Contact: Guy Matta, Chief Financial Officer
         (410) 515-0788